UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2015 (September 29, 2015)

AFFINION GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173105	16-1732155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

AFFINION GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-133895	16-1732152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Support Agreement

On September 29, 2015, Affinion Group Holdings, Inc., a Delaware corporation (“Affinion Holdings”), Affinion Group, Inc., a Delaware corporation (“Affinion Group”), Affinion International Holdings Limited, a limited company incorporated under the laws of England and Wales (“Affinion International”), Affinion Investments, LLC, a Delaware limited liability company (“Affinion Investments”), and Affinion Investments II, LLC, a Delaware limited liability company (“Affinion Investments II”) (collectively, the “Affinion Parties”), entered into a support agreement (as amended, restated or otherwise modified in accordance with its terms, the “Support Agreement”) with certain holders (the “Significant Holders”) of Affinion Holdings’ 13.75%/14.50% Senior Secured PIK/Toggle Notes due 2018 (the “Existing Holdings Notes”) and Affinion Investments’ 13.50% Senior Subordinated Notes due 2018 (the “Existing Investments Notes” and, together with the Existing Holdings Notes, the “Existing Notes”). The Significant Holders collectively held, as of such date, approximately 86% aggregate principal amount of Existing Holdings Notes and approximately 86% aggregate principal amount of the Existing Investments Notes and included, among others, funds managed by Allianz Global Investors U.S. LLC, certain funds and accounts managed by Ares Management LLC or its affiliates, funds and accounts managed by Empyrean Capital Partners, LP, funds managed by PennantPark Investment Advisers, LLC, and Third Avenue Trust, on behalf of Third Avenue Focused Credit Fund. Notwithstanding anything herein to the contrary, the exercise of any rights and the taking of any actions by Affinion Holdings, Affinion Group, Affinion International, Affinion Investments and Affinion Investments II in connection with the Transactions are subject to such entities’ obligations under the Support Agreement.

The Support Agreement was entered into in connection with (1) Affinion Holdings’ offer to exchange (the “Holdings Exchange Offer”) the Existing Holdings Notes for Affinion Holdings’ newly issued Common Stock, par value $0.01 per share (the “New Common Stock”) (or to the extent regulatory approval would otherwise be required, non-participating penny-warrants (the “Limited Warrants”)), (2) Affinion Investments’ offer to exchange (the “Investments Exchange Offer” and, together with the Holdings Exchange Offer, the “Exchange Offers”) the Existing Investments Notes for Affinion Holdings’ New Common Stock (or Limited Warrants, as applicable), (3) solicitations of consents (the “Consent Solicitations”) to amend (a) the indenture governing the Existing Holdings Notes, dated as of December 12, 2013 (as supplemented to the date hereof, the “Existing Holdings Indenture”), between Affinion Holdings and Wells Fargo Bank, National Association, as trustee (the “Existing Trustee”), (i) to eliminate substantially all of the restrictive covenants and certain of the default provisions in the Existing Holdings Indenture and (ii) to release the collateral securing the Existing Holdings Notes, (b) the indenture governing the Existing Investments Notes, dated as of December 12, 2013 (as supplemented to the date hereof, the “Existing Investments Indenture” and, together with the Existing Holdings Indenture, the “Existing Indentures”), among Affinion Investments, Affinion Investments II and the Existing Trustee, to eliminate substantially all of the restrictive covenants and certain of the default provisions contained in the Existing Investments Indenture, and (c) the note agreement governing Affinion Group’s 13.50% Senior Subordinated Notes due 2018 (the “AGI Subordinated Notes” and, together with the Existing Notes, the “Consenting Notes”), dated as of December 12, 2013 (as supplemented to the date hereof, the “Existing Note Agreement” and, together with the Existing Indentures, the “Existing Debt Agreements”), among Affinion Group, the guarantors party thereto, Wilmington Trust, National Association, as Holder Agent (the “Holder Agent”), Wells Fargo Bank, National Association, as New Investments Notes Representative (the “New Investments Notes Representative”) and the holders party thereto, (i) to eliminate substantially all of the restrictive covenants and certain of the default provisions contained in the Existing Note Agreement and (ii) to permit the repurchase and cancellation of the AGI Subordinated Notes by Affinion Group in the same aggregate principal amount as the aggregate principal amount of Existing Investments Notes repurchased or redeemed by Affinion Investments at any time, including pursuant to the Investments Exchange Offer, (4) Affinion Holdings’ and Affinion International’s joint rights offering (the “Rights Offering”) for an aggregate principal amount of $110.0 million of Affinion International’s 7.5% Cash/PIK Senior Notes due 2018 (the “New International Notes”) and 2,483,333 shares of New Common Stock (or Limited Warrants, as applicable) for an aggregate cash purchase price of $110.0 million, (5) the reclassification (the “Reclassification”) of Affinion Holdings’ existing Common Stock, par value $0.01 per share (the “Existing Common Stock”), (6) the amendments to Affinion Holdings’ Series A Warrants (the “Series A Warrants”) and Series B Warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Existing Warrants”) and (7) all related transactions. The Exchange Offers, the Consent Solicitations, the Rights Offering, the Reclassification, the amendments to the Existing Warrants and all related transactions are collectively referred to herein as the “Transactions.”

Pursuant to the Support Agreement, the Significant Holders agreed to tender Existing Notes in the Exchange Offers for New Common Stock. The consummation of the Transactions is subject to certain terms and conditions set forth in the Support Agreement.

The obligations of the Significant Holders to tender their Existing Notes in the Exchange Offers under the Support Agreement are subject to certain conditions which include (i) the Support Agreement is in full force and effect and has not terminated in accordance with its terms, (ii) the Backstop Agreement (as defined below) is in full force and effect and has not been terminated in accordance with its terms, (iii) the Exchange Offers have not been determined to violate any applicable law or interpretation of the staff of the SEC, (iv) the absence of any injunctions, litigation or laws that would prohibit or prevent the closing of the Exchange Offers, the Consent Solicitations or the Rights Offering, (v) the truth and accuracy of the representations and warranties of the Affinion Parties (including, as applicable, those subject to materiality qualifications) on the date of the Support Agreement and the launch date of the Exchange Offers, (vi) no Change of Control (as defined in the Existing Indentures), merger, consolidation, sale of all or substantially all of the assets of the Affinion Parties shall have occurred, and the Affinion Parties shall not have authorized or entered into a binding agreement with respect to any of the foregoing, (vii) no voluntary or involuntary bankruptcy proceedings have been initiated by or against the Affinion Parties or any of their direct or indirect parents or significant subsidiaries, (viii) performance by the Affinion Parties of their obligations, in all material respects, under the Support Agreement required to be performed prior to the Consent Time, including the payment of all accrued and unpaid professional fees and expenses in accordance with the applicable fee letters; (ix) no material default or event of default under the Existing Notes or other indebtedness of the Affinion Parties or their direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $30 million that cannot be cured or waived, (x) the Existing Trustee under the indentures governing the Existing Notes shall not have taken any action that would adversely affect the Exchange Offers or the Consent Solicitations, except as may be waived in writing by the requisite Significant Holders under the Support Agreement and (xi) the terms relating to the Exchange Offers contained in the Offering Memorandum and Consent Solicitation Statement dated as of September 29, 2015 (the “Offering Memorandum”), the letter of transmittal and related documents used by Affinion Holdings and Affinion Investments in the Exchange Offers shall be on the terms contained in the Support Agreement, except as provided therein (clauses (i) through and including (xi), collectively, the “Tender Conditions”). The Tender Conditions may not be waived without the prior written consent of the requisite Significant Holders as provided in the Support Agreement.

Affinion Holdings and Affinion Investments have agreed to withdraw the Exchange Offers and terminate the Support Agreement upon two business days advance written notice in the event that on any day while the Exchange Offers are outstanding, any of the Tender Conditions would no longer be able to be satisfied (and not susceptible to cure or redress using commercially reasonable efforts) or waived by Affinion Holdings, Affinion Investments and the Significant Holders in accordance with the Support Agreement (except as a result of the failure of one or more of the Significant Holders to fulfill their obligations under the Support Agreement and the Backstop Agreement).

The obligations of the Affinion Parties to consummate the Exchange Offers under the Support Agreement are subject to certain conditions which include, among other things, (i) the Support Agreement is in full force and effect and has not terminated in accordance with its terms, (ii) the Backstop Agreement is in full force and effect and has not terminated in accordance with its terms, (iii) (a) the valid tender and acceptance of at least $247,442,150 aggregate principal amount of Existing Holdings Notes in the Holdings Exchange Offer (the “Holdings Minimum Condition”), (b) the valid tender and acceptance by us of at least $341,957,934 aggregate principal amount of Existing Investments Notes in the Investments Exchange Offer (the “Investments Minimum Condition” and together with the Holdings Minimum Condition, the “Minimum Conditions”) and (iv) the Rights Offering shall have been consummated. In addition, Affinion Holdings and Affinion Investments shall not consummate the Investments Exchange Offer without consummating the Holdings Exchange Offer; and Affinion Holdings and Affinion Investments shall not consummate the Holdings Exchange Offer without consummating the Investments Exchange Offer.

The Support Agreement also provides that the Affinion Parties may not make any modifications to the terms of the Exchange Offers (including the terms of the New International Notes) and Rights Offering except any modifications to the terms of the Exchange Offers and Rights Offering that are technical or conforming in nature, without obtaining the prior written consent of the requisite Significant Holders under the Support Agreement. Generally, the consent of Significant Holders holding more than 50% in principal amount of the Existing Holdings Notes and more than 50% in principal amount of the Existing Investments Notes (the “Required Holders”) is required to amend or waive any of the terms of the Support Agreement. Notwithstanding the foregoing, and as set forth in further detail in the Support Agreement, any of the following amendments will not be effective with respect to each Significant Holder that does not agree to such amendment: (i) extend the Outside Date (as defined below), (ii) change the maturity date or interest rate, interest payment date or cash or PIK payment amount provisions applicable to the New International Notes, (iii) reduce the principal amount of the New International Notes or any interest on the Existing Notes or New International Notes, (iv) change the place or currency of payment of principal of, or any interest on, any New International Notes, (v) change the consideration to be received for the Existing Notes, New Common Stock or the Existing Warrants, (vi) reduce the percentage in aggregate principal amount of Existing Notes whose holders must consent to a modification to or amendment of any provision of the definitive documentation, (vii) change the percentage of New Common Stock issued in the Rights Offering or materially change the terms of the New Common Stock or Limited Warrants to be issued pursuant to the Rights Offering, (viii) change any term of the New International Notes or the New International Indenture that would require the consent of such holder adversely affected thereby under the New International Notes or the New International Indenture and (viii) modify the definition of “Required Holders” or any other provision in the Support Agreement that requires consent of all or some subset of the Significant Holders. In addition, no amendments or waivers the effect of which would be to change, modify, amend or waive, as applicable, (a) the “Termination Date”, “Consent Time”, “Outside Commencement Date”, “Tender Conditions”, “Minimum Conditions” or “Exchange Conditions” (as each is used and defined in the Offering Memorandum), or (b) any material economic or governance terms in the exhibits attached to the Support Agreement or the definitive documentation based thereon, may be made without the written consent of each Significant Holder that holds 10% or more of aggregate principal amount of either the outstanding Existing Holdings Notes or the outstanding Existing Investments Notes.

The Support Agreement will terminate automatically upon the occurrence of, among other things, (i) any voluntary or involuntary bankruptcy proceedings initiated by or against Affinion Holdings or Affinion Group or any of their direct or indirect parents or significant subsidiaries; provided, that in the case of involuntary bankruptcy proceedings initiated against Affinion Holdings or Affinion Group or any of their direct or indirect parents or significant subsidiaries, such involuntary proceedings shall have continued without dismissal until the earlier of 60 days and November 2, 2015 (as such date may be extended with the prior written consent of each of the Significant Holders, Affinion Holdings and Affinion Investments, the “Outside Date”), (ii) the Backstop Agreement is terminated in accordance with its terms, (iii) any amendment or modification of the Support Agreement, the Backstop Agreement, the Exchange Offers or any of the definitive documentation without the prior written consent of the requisite Significant Holders under the Support Agreement, (iv) the second business day following the termination of the Exchange Offers by any of the Affinion Parties in accordance with the Support Agreement, provided that the Exchange Offers have not recommenced within two business days (unless the requisite Significant Holders under the Support Agreement have elected to terminate prior to such recommencement), (v) any court of competent jurisdiction or other competent governmental or regulatory authority issuing an order making illegal or otherwise restricting, preventing or prohibiting the Exchange Offers in a way that cannot be reasonably remedied by the Affinion Parties until the earlier of 45 days after the issuance of such order and the Outside Date, (vi) the Exchange Offers and Rights Offering shall not have closed by the Outside Date, (vii) the Exchange Offers and Rights Offering shall not have commenced at least 20 business days (as defined in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) prior to the Outside Date and (viii) the occurrence of any material breach of the Support Agreement by the Affinion Parties, unless waived by the requisite Significant Holders under the Support Agreement. In addition, each Significant Holder that holds 10% or more of aggregate principal amount of either the outstanding Existing Holdings Notes or the outstanding Existing Investments Notes has the right to terminate the Support Agreement upon the occurrence of (i) any material default or event of default under the Existing Notes, (ii) any material default or event of default under other indebtedness of Affinion Holdings or Affinion Group or their direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $30 million or (iii) any litigation or arbitration resulting in a settlement or final judgment requiring the Affinion Parties and their subsidiaries to pay consideration greater than $15 million in value, including related to the pending Bank of America arbitration proceeding, in each case, except (x) any default or event of default that can be cured, which such defaulting entity promptly cures within the applicable cure period under the Existing Notes or such other indebtedness or (y) any default that has been waived within the applicable cure period. All such termination events referenced in this paragraph are collectively referred to as “Termination Events.” The Termination Events shall not be modified or waived without the prior written consent of the requisite Significant Holders as provided in the Support Agreement.

In connection with entering into the Support Agreement, Affinion Holdings and Affinion Group have agreed to pay the Significant Holders’ reasonable and documented attorney’s fees incurred in connection with the Transactions.

Support Letter of Parent and General Atlantic

On September 29, 2015, Affinion Holdings, Affinion Group Holdings, LLC (“Parent”), General Atlantic LLC (such investment funds referred to herein as “General Atlantic”) and the Significant Holders entered into a Support Letter Agreement (the “Support Letter”) pursuant to which the holders of a majority of Affinion Holdings’ outstanding equity agreed to support and facilitate the Transactions and to execute and deliver requisite consents to amend the Stockholder Agreement, the Warrantholder Rights Agreement, the Securityholder Rights Agreement and the Management Investor Rights Agreement, as well as terminating the Consulting Agreement.

In addition, Parent and General Atlantic agreed to waive their preemptive rights under the Stockholder Agreement with respect to the securities to be issued in the Transactions.

The Support Letter also includes a mutual release between each of Parent and General Atlantic and Affinion Holdings for obligations, claims or liabilities related to, or arising from, the negotiation and consummation of the Transactions and the ownership of equity by Parent and General Atlantic. Furthermore, the Support Letter contains a release by the Significant Holders of Parent and General Atlantic for obligations, claims or liabilities related to, or arising from, the negotiation and consummation of the Transactions and the ownership of equity by Parent and General Atlantic.

Backstop Agreement

In connection with the execution and delivery of the Support Agreement, on September 29, 2015, Affinion Holdings and Affinion International entered into a backstop agreement (as amended, restated or otherwise modified in accordance with its terms, the “Backstop Agreement”) with Empyrean Capital Partners, L.P. (the “Backstop Provider”), whereby the Backstop Provider (or affiliates of the Backstop Provider) agreed to fully backstop the Rights Offering. As a result, the Backstop Provider or its affiliates will purchase, pursuant to the terms of the Backstop Agreement, any New International Notes and shares of New Common Stock that are unpurchased in the Rights Offering following the passage of the Subscription Deadline. As consideration therefor, subject to the consummation of the Rights Offering, the Backstop Provider will receive an aggregate premium of $5.5 million in cash payable upon consummation of the Rights Offering and other Transactions. The obligations of the Backstop Provider are subject to certain conditions set forth in the Backstop Agreement. Notwithstanding anything herein to the contrary, the exercise of any rights and the taking of any actions by Affinion Holdings and Affinion International in connection with the Transactions are subject to such entities’ obligations under the Backstop Agreement.

Warrantholder Rights Agreement

On September 29, 2015, Affinion Holdings, Parent and investment funds affiliated with General Atlantic, together with the Significant Holders, entered into an amendment to that certain Warrantholder Rights Agreement, dated as of December 12, 2013, as amended on May 7, 2014, by and among Parent, General Atlantic and the investors party thereto (as amended, the “Warrantholder Rights Agreement”), whereby the applicable Significant Holders agreed to amend the Warrantholder Agreement to exempt the Exchange Offers and the Rights Offering from the pre-emptive rights provisions. As a result, no holder of Existing Warrants will be entitled to pre-emptive rights with respect to the New Common Stock issued in connection with the Exchange Offers and the Rights Offering.

Item 7.01 Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act except as expressly set forth by specific reference in such a filing.

As used below, the terms “Affinion,” “we,” “us,” “our” and the “Company” refer to Affinion Holdings and its consolidated subsidiaries.

The Company continues to expect that its 2015 Adjusted EBITDA will be flat compared to 2014, on a currency consistent basis.

On September 30, 2015, Affinion Holdings issued a press release announcing the commencement of the Exchange Offers, Consent Solicitations and Rights Offering, as described in Item 1.01 above.

Affinion Holdings and Affinion Group are providing the following information to holders of Existing Notes in connection with the Exchange Offers and Rights Offering:

Global Reorganization

The Company expects to implement a new globalized organizational structure to better support its key strategic initiatives and enhance long-term revenue growth. This new organizational structure will allow the Company to combine similar lines of business on common platforms and shared infrastructures on a global basis to drive best practices and efficiencies with meaningful cost savings. In addition, the Company intends to no longer materially invest in lines of business that the Company believes are not essential to the Company’s long-term growth prospects. The Company remains committed to its business strategy of pursuing initiatives that maintain and enhance its position as a global leader in loyalty and customer engagement solutions. The implementation of the new global organizational structure will mark another major step in the Company’s strategic plan and ongoing transformation.

The Company is currently addressing the needed changes to affect the new organizational structure, but expects to have the following four new operating segments, starting in the first quarter of 2016:

•	Global Customer Engagement. This segment will combine all global customer engagement programs in which we or our partners expect to actively market. Through our Global Customer Engagement business, we expect that we will continue to be a leading global solutions provider that delivers a flexible mix of benefits and services for our clients that meet customers’ needs, including products that are designed to help consumers save money and gain peace of mind.

•	Global Loyalty. This segment will consist of all of our loyalty assets globally in which we are a provider of end-to-end loyalty solutions that help clients reward, motivate and retain customers, including program design, points management and administration, and broad-based fulfilment and redemption.

•	Insurance Solutions. This segment will consist of the domestic insurance business, in which we are a leading third-party agent, administrator and marketer of certain Accident and Health insurance products.

•	Legacy Membership and Package. This segment will combine all global membership programs in which we no longer expect to actively market and will also include the domestic Package business (which is currently reported in our Insurance and Package segment). We expect that this segment will include membership programs that were marketed with many of our large domestic financial institutions partners. Although we will continue to service these members, we expect that cash flows and revenues will decrease over time due to the anticipated attrition of the member base in this operating segment.

Basket Availability

Among other exceptions and before giving effect to the New International Notes, under the indenture for Affinion Group’s 7.875% senior notes due 2018 (the “AGI Senior Notes”), Affinion Group has approximately $90 million of general debt basket availability (which may be secured) and approximately $25 million of foreign debt basket availability (which may be secured by assets of foreign subsidiaries) as of the date of the Offering Memorandum. Among other exceptions, under the Affinion Group’s senior secured credit facility, Affinion Group has approximately $110 million of general debt basket availability (of which approximately $18 million may be secured on a junior basis) and approximately $50 million of foreign debt basket availability (which may be secured by assets of foreign subsidiaries) as of the date of the Offering Memorandum, Affinion Group and its restricted subsidiaries will be incurring the New International Notes and guarantees thereof in reliance upon these available baskets under the AGI Senior Notes and the Credit Agreement.

Summary of the New International Notes

General

If the Rights Offering is consummated, Affinion International will issue to participating eligible holders $110.0 million aggregate principal amount of its 7.5% Cash/PIK Senior Notes due 2018 under a new indenture by and among Affinion International, the guarantors party thereto and Wilmington Trust, National Association, as trustee.

Certain Terms of the New International Notes

The New International Notes will be unsecured senior obligations of Affinion International, as issuer, and the guarantors party to the New International Indenture, as guarantors. Affinion International Limited, Affinion International Travel HoldCo Limited, Webloyalty International Limited and Loyalty Ventures Limited, each a limited company incorporated under the laws of England and Wales; Bassae Holding B.V. and Webloyalty Holdings Coöperatief U.A., each a Netherlands limited liability company; and Webloyalty International S.à r.l., a Swiss limited liability company (collectively, the “Foreign Guarantors”) will guarantee the New International Notes. In addition, Affinion Group and all of its domestic restricted subsidiaries that currently or in the future guarantee the AGI Senior Notes will guarantee the New International Notes (together with the Foreign Guarantors, the “Guarantors”).

The New International Notes will mature on July 30, 2018. Interest on the New International Notes will accrue at the rate of 7.5% per annum, of which 3.5% per annum will be payable in cash (“Cash Interest”) and 4.0% per annum will be payable by increasing the principal amount of the outstanding New International Notes or by issuing New International Notes (“PIK Interest”); provided, that all of the accrued interest on the New International Notes from the issue date to, but not including, May 1, 2016 will be payable on May 1, 2016 entirely as PIK Interest at the rate of 7.5% per annum.

Interest on the New International Notes will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2016, and will be payable to the holders of record at the close of business on April 15 or October 15 immediately preceding the interest payment date.

The New International Notes are redeemable at the option of Affinion International, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest.

The indenture for the New International Notes (the “New International Indenture”) will contain covenants that, among other things, limit the ability of Affinion International and its restricted subsidiaries to, (i) incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock; (ii) pay dividends or make distributions; (iii) repurchase or redeem capital stock of Affinion International or any parent of Affinion International or repurchase, redeem or prepay indebtedness of Affinion International or any restricted subsidiary of Affinion International that is subordinated in right of payment to the New International Notes and the guarantees thereof (other than subordinated indebtedness owed to Affinion Group or the Guarantors (other than the Foreign Guarantors); (iv) make investments or acquisitions; (v) incur restrictions on the ability of certain of Affinion International’s subsidiaries to pay dividends or to make other payments to Affinion International; (vi) enter into transactions with affiliates; (vii) create liens; (viii) merge or consolidate with other companies or transfer all or substantially all of Affinion International’s assets; and (ix) transfer or sell assets, including capital stock of subsidiaries. In addition, the New International Indenture will contain covenants that will limit Affinion Group’s ability and the ability of its restricted subsidiaries to make certain asset sales or create liens.

As of June 30, 2015, after giving pro forma effect to the Transactions, assuming that 100% of the Existing Notes are validly tendered and accepted in the Exchange Offers, the New International Notes would have ranked as follows:

•	equal in right of payment to approximately $0 million of Affinion International’s unsecured indebtedness (excluding unsecured intercompany borrowings owed to Affinion Group);

•	effectively subordinated to approximately $0 million of secured indebtedness of Affinion International, to the extent of the value of collateral securing such indebtedness; and

•	effectively subordinated to approximately $48 million of indebtedness and other liabilities (including trade payables but excluding unsecured intercompany borrowings and trade payables owed to Affinion Group or its domestic restricted subsidiaries) of Affinion International’s subsidiaries that are not Guarantors.

As of June 30, 2015, after giving pro forma effect to the Transactions, assuming that 100% of the Existing Notes are validly tendered and accepted in the Exchange Offers, the guarantees of the New International Notes would have ranked as follows:

•	equal in right of payment to approximately $476 million of the Guarantors unsecured indebtedness (excluding unsecured intercompany borrowings owed to Affinion Group), including $0 million of indebtedness of the Guarantors (other than the Foreign Guarantors) under the Credit Agreement and approximately $473 million of indebtedness of the Guarantors (other than the Foreign Guarantors) under the AGI Senior Notes.

Of this amount approximately:

•	$0 million is unsecured indebtedness of the Foreign Guarantors; and

•	$476 million is unsecured indebtedness of the Guarantors (other than the Foreign Guarantors).

•	effectively subordinated to approximately $1,250 million of secured indebtedness of the Guarantors, to the extent of the value of collateral securing such indebtedness, including approximately $1,249 million of indebtedness of the Guarantors (other than the Foreign Guarantors) under the Credit Agreement.

Of this amount approximately:

•	$0 million is secured indebtedness of the Foreign Guarantors; and

•	$1,250 million is secured indebtedness of the Guarantors (other than the Foreign Guarantors).

•	effectively subordinated to approximately $66 million of indebtedness and other liabilities (including trade payables but excluding intercompany borrowings of approximately $34 million) of Affinion Group’s subsidiaries that are not Guarantors.

Of this amount, approximately:

•	$0 million is unsecured indebtedness of foreign subsidiaries that are not Guarantors; and

•	$0 million is unsecured indebtedness of domestic subsidiaries that are not Guarantors.]

Reclassification and Fourth Amended and Restated Certificate of Incorporation

Affinion Holdings has secured the requisite consent of the majority of holders of Affinion Holdings’ Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), Apollo Global Management, LLC (together with its subsidiaries, “Apollo,” and such investment funds, the “Apollo Funds”), General Atlantic and a majority of the holders of the Series A Warrants to amend the Third Amended and Restated Certificate of Incorporation of Affinion Holdings in order to effect the Reclassification as follows. The Class A Common Stock (including Class A Common Stock issued as a result of the mandatory cashless exercise of the Series A Warrants) will be converted into (i) shares of Affinion Holdings’ Class C Common Stock, par value $0.01 per share (the “Class C Common Stock”), that upon conversion will represent 5% of the outstanding shares of New Common Stock on a fully diluted basis (including dilution for the conversion of Class C Common Stock, but subject to dilution for the management equity incentive plan and the 66,667 shares of New Common Stock to be issued in connection with the payment of professional fees), before the conversion of the Class D Common Stock (rounded down to the nearest whole share in lieu of issuing fractional shares) and (ii) shares of Affinion Holdings’ Class D Common Stock, par value $0.01 per share (the “Class D Common Stock” and, together with the Class C Common Stock, the “Class C/D Common Stock”), that upon conversion will represent 5% of the outstanding shares of New Common Stock on a fully diluted basis (including dilution for the conversion of Class D Common Stock, rounded down to the nearest whole share in lieu of issuing fractional shares, but subject to dilution for the management equity incentive plan and the 66,667 shares of New Common Stock to be issued in connection with the payment of professional fees). The foregoing assumes the full conversion or exercise of all options or other rights to acquire Class C/D Common Stock that will be outstanding on the settlement date of the Exchange Offers (the “Settlement Date”) as a result of the automatic conversion of such securities from the rights to acquire Class A Common Stock to the rights to acquire Class C/D Common Stock. The certificate of incorporation will also be amended to eliminate the Series A Warrants and Affinion Holdings’ Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”) (of which there is or, in the case of the Series A Warrants, will be, none outstanding).

In addition, Affinion Holdings has secured the requisite consent of the majority of holders of both the Series A Warrants and the Series B Warrants to amend the Warrant Agreement (as defined below) such that the Series B Warrants will be cancelled for no additional consideration and the Series A Warrants will be mandatorily cashlessly exercised at the Settlement Date for Class A Common Stock immediately prior to the Reclassification.

Fourth Amended and Restated Bylaws

In connection with the Exchange Offers and the Rights Offering, Affinion Holdings’ Third Amended and Restated Bylaws will be amended and restated in their entirety by the Fourth Amended and Restated Bylaws of Affinion Holdings (as so amended and restated, the “Bylaws”). The Bylaws will be amended to, among other things, provide that they can be amended by the vote of the holders of a majority of the shares then entitled to vote or by the stockholders’ written consent pursuant to the Bylaws or by the vote of a majority of the board of directors or by the directors’ written consent pursuant to provisions of the Bylaws.

Shareholders Agreement

In accordance with the terms of the Support Agreement and the Support Letter, by and among Affinion Holdings, Parent and General Atlantic, subject to the consummation of the Exchange Offers and Rights Offering, each of the Significant Holders that is also a holder of Existing Warrants will consent to and, if applicable, execute and deliver, and Parent, General Atlantic and any other necessary parties thereto shall execute and deliver, amendments and restatements to that certain Stockholder Agreement, dated as of January 14, 2011, as amended on May 7, 2014, by and among Affinion Holdings, Parent, General Atlantic and the investors party thereto (the “Stockholder Agreement”), that certain Management Investor Rights Agreement, dated as of October 17, 2005, as amended on April 30, 2010, by and among Affinion Holdings and the investors party thereto (the “Management Investor Rights Agreement”), that certain Securityholder Rights Agreement, dated as of January 14, 2011, by and among Affinion Holdings, Parent, General Atlantic and the investors party thereto (the “Securityholder Rights Agreement”) and the Warrantholder Rights Agreement, each such amendment and restatement effective as of the Settlement Date, amending and replacing each of those agreements with the Shareholders Agreement.

In addition, as a condition to the delivery of New Common Stock pursuant to the Exchange Offers or the Rights Offering, each recipient of New Common Stock will be required to execute and deliver a joinder to the Shareholders Agreement, in form and substance reasonably acceptable to Affinion Holdings.

The Shareholders Agreement will contain the following terms:

Transfer Restrictions

Prior to a Listing (as defined below), the Shareholders Agreement will provide that transfers of shares of New Common Stock and Class C/D Common Stock, other than pursuant to a Permitted Transferee (as such term is defined in the Shareholders Agreement) will be subject to the consent of Affinion Holdings unless the shares may be resold pursuant to an effective resale registration statement under the Securities Act or pursuant to Rule 144 thereunder. A “Listing” means the registration of Company Common Stock under the Exchange Act and (i) qualification for quotation on the OTC Bulletin Board (or other available over the counter market) (an “OTC Listing”) or (ii) listing on a U.S. national securities exchange registered with the SEC (a “Public Listing”).

Tag-Along Rights

Prior to a Public Listing, if one or more parties to the Shareholders Agreement that collectively hold 35% of the shares of New Common Stock then outstanding proposes to transfer for value any shares of New Common Stock in a single transaction or series of related transactions, then each of the other parties to the Shareholders Agreement may elect to transfer its shares of New Common Stock to the transferee up to an amount equal to the product of (i) the number of shares of New Common Stock proposed to be transferred and (ii) a fraction, the numerator of which is the number of shares of New Common Stock owned by such investor and the denominator of which is the total number of shares of New Common Stock then outstanding, at the same price and on substantially the same terms and conditions as agreed to by the transferee and investor initiating such transaction.

Preemptive Rights

Prior to a Public Listing, the Shareholders Agreement will provide that upon a proposed issuance of equity securities of Affinion Holdings by Affinion Holdings or its subsidiaries, Affinion Holdings shall offer to each holder of 1% or more of the outstanding New Common Stock the right to purchase its pro rata share, based on ownership of Company Common Stock of such securities on the terms and conditions of the proposed issuance. The preemptive rights will be subject to customary limited carve-outs.

Minority Protections

The Shareholders Agreement will require the approval of the holders of 66 2⁄3% percent of the New Common Stock for Affinion Holdings to, or permit any of its Subsidiaries to (i) amend the charter or bylaws of Affinion Holdings, (ii) merge or consolidate with, or enter into a reorganization or equity recapitalization, that results in the holders of New Common Stock holding less than a majority of the equity in the surviving or resulting entity, (iii) any sale of all or substantially all of Affinion Holdings’ assets on a consolidated basis, (iv) related party transactions with holders of 5% or more of the New Common Stock, (v) engage in a new line of business substantially unrelated to an existing line of business or (vi) adopt an equity incentive plan for more than 10% of the issued and outstanding New Common Stock.

Financial Reports; Information Rights

The Shareholders Agreement will obligate Affinion Holdings to deliver reports to stockholders substantially similar to the current, periodic and annual reports required by Section 13 or 15(d) of the Exchange Act unless Affinion Holdings is then a public reporting company or a voluntary filer.

Representations and Warranties

Investors party to the Shareholders Agreement, including as a result of executing a joinder thereto, will be required to make customary representations and warranties to Affinion Holdings regarding (i) organization, (ii) authority, and (iii) absence of violations or failure to obtain required consents.

Listing Requirement

Pursuant to the Shareholders Agreement, Affinion Holdings will be obligated to use commercially reasonable efforts to qualify the New Common Stock for quotation on the OTC Bulletin Board as promptly as practicable following the Settlement Date. In addition, Affinion Holdings will be obligated to use commercially reasonable efforts to cause the New Common Stock to be listed on a U.S. national securities exchange registered with the SEC on or prior to the first anniversary of the Settlement Date.

Other Agreements

By executing the Shareholders Agreement, investors party thereto will agree not to enter into any agreements or arrangements of any kind with any person or entity inconsistent with the provisions of the Shareholders Agreement.

Term; Termination

The Shareholders Agreement shall terminate upon the dissolution or liquidation of Affinion Holdings or the occurrence of a qualified initial public offering of Affinion Holdings.

Registration Rights Agreement

In accordance with the terms of the Support Agreement, and subject to the consummation of the Exchange Offers and Rights Offering, Affinion Holdings and the holders of the New Common Stock will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Affinion Holdings will grant such holders the right, under certain circumstances and subject to certain restrictions, to require Affinion Holdings to register under the Securities Act the shares of New Common Stock that are held or acquired by them.

Shelf Registration

The Registration Rights Agreement requires Affinion Holdings, upon becoming eligible to file a registration statement on Form S-3, to use its commercially reasonable efforts to promptly prepare and file a shelf registration statement with respect to the resale of New Common Stock and maintain the shelf registration statement for one year. Holders may request a shelf-takedown one time per six month period. Holders owning thirty percent of the shares of New Common Stock to be registered pursuant to a shelf registration statement may elect to have the offering underwritten. Affinion Holdings is required to prepare and file additional shelf registration statements as necessary every three years.

Demand Rights

The Registration Rights Agreement grants holders of thirty-five percent or more of the shares of New Common Stock one demand registration right per six month period; provided, that Affinion Holdings does not have to effect a demand registration if a shelf registration statement is on file and effective or if such a demand registration would not reasonably be expected to result in aggregate gross cash proceeds in excess of $100 million (without regard to any underwriting discount or underwriter’s commission). After the first anniversary after the execution of the Registration Rights Agreement, holders owning thirty percent of the shares of New Common Stock to be registered pursuant to a demand registration statement may elect to have the offering underwritten.

Black-Out Periods

Affinion Holdings has the ability to postpone the filing of a registration statement in connection with a shelf registration or a demand registration for not more than once in any twelve-month period, not to exceed 60 days, subject to certain conditions.

Piggyback Registration Rights

The Registration Rights Agreement grants the holders of New Common Stock certain “piggyback” registration rights, which allows the holders the right to include shares of New Common Stock in a registration statement filed by Affinion Holdings, including in connection with the exercise of any demand registration rights by any other security holder possessing such rights, subject to customary exceptions.

Reduction of Offering and Lock-Up Periods

If Affinion Holdings and the holders, in consultation with the underwriter in a demand or piggyback registration, determine in good faith that the amount or kind of securities requested to be included in such offering materially and adversely affects such offering, then the amount of securities to be offered by the participating holders will be reduced pro rata based on the formulation set forth in the Registration Rights Agreement. Holders of 1% or more of the New Common Stock or holders who participate in an underwritten offering agree to enter into, if requested by underwriters, a customary lock-up agreement in connection with an underwritten offering made pursuant to the Registration Rights Agreement. In connection with any underwritten offering, such lock-up period will start no earlier than 7 days prior to the expected pricing date of such offering and will last no longer than 90 days after such pricing date, unless the offering is an initial public offering, which will last no longer than 180 days after such pricing date.

Underwriters

In connection with any underwritten shelf registration or demand registration, the holders of a majority of the shares of New Common Stock to be registered shall select the underwriter, who must be reasonably satisfactory to Affinion Holdings.

Indemnification; Expenses

Affinion Holdings is required to indemnify prospective sellers in an offering pursuant to the Registration Rights Agreement and certain related parties against any losses or damages arising out of or based upon any untrue statement or omission of material fact in a registration statement or prospectus pursuant to which such prospective seller sells shares of New Common Stock, unless such liability arose out of or is based on such party’s misstatement or omission. The Registration Rights Agreement also provides that Affinion Holdings is indemnified by each seller, severally and not jointly, against all losses caused by its misstatements or omissions up to the amount of net proceeds received by such prospective seller upon the sale of the shares of New Common Stock giving rise to such losses. Affinion Holdings will pay all registration expenses incidental to its obligations under the Registration Rights Agreement, including legal fees and expenses.

Nominating Agreements

Affinion Holdings and certain Significant Holders expect to enter into nominating agreements pursuant to which such Significant Holders will have the right to nominate directors for election to Affinion Holdings’ board of directors on terms and subject to conditions to be negotiated.

Amendment to Warrant Agreement for Existing Warrants

In accordance with the terms of the Support Agreement, subject to the consummation of the Exchange Offers and Rights Offering, each of the Significant Holders that is also a holder of Existing Warrants will consent to, and Affinion Holdings and American Stock Transfer & Trust Company, LLC (“Amstock”) shall execute and deliver, an amendment to that certain Warrant Agreement, dated as of December 12, 2013 (the “Warrant Agreement”), by and between Affinion and Wells Fargo Bank, N.A., as warrant agent (as replaced by Amstock as successor warrant agent), effective as of the Settlement Date, amending the terms of the Warrant Agreement to (1) cause each of the outstanding Series A Warrants to be automatically exercised, using cashless exercise, for shares of Class A Common Stock immediately prior to the Reclassification and (2) amend the terms of the Series B Warrants to accelerate the expiration thereof without having vested such that each outstanding Series B Warrant will be cancelled and cease to be outstanding, for no additional consideration, on the Settlement Date. As a result, following the consummation of the Exchange Offers, Rights Offering and the Reclassification, none of the Existing Warrants will be outstanding.

Termination of Consulting Agreement

In accordance with the terms of the Support Agreement and the Support Letter, by and among Affinion Holdings, Parent and General Atlantic, subject to the consummation of the Exchange Offers and Rights Offering, each Significant Holder that is also a holder of Series A Warrants will consent to, and Apollo Global Management V, L.P. and Affinion Group will execute and deliver, a Termination and Mutual Release (the “Termination and Mutual Release”) in respect of that certain Amended and Restated Consulting Agreement, dated as of January 14, 2011, as amended on December 12, 2013, by and between Apollo Global Management V, L.P. and Affinion Group (the “Consulting Agreement”). Pursuant to the terms of the Termination and Mutual Release, each of the parties to the Consulting Agreement will agree to the termination of the Consulting Agreement for no additional consideration, and to a general release of the other party and its affiliates, and its and their respective former and present directors, officers, employees, representatives, partners and managers of all obligations arising under or related to the Consulting Agreement (and covenanting not to sue in respect of such released claims) except that the obligation of Affinion Group to provide indemnification in accordance with Section 5 of the Consulting Agreement for Liabilities (as defined in the Consulting Agreement) arising from or related to acts or omissions occurring prior to the effective date of the Termination and Mutual Release shall survive.

Stock Plans

Existing awards under Affinion Holdings’ 2005 Stock Incentive Plan and Affinion Holdings’ 2007 Stock Award Plan will be adjusted for the Reclassification in accordance with their terms. Generally, existing options for existing Common Stock will become options for Class C/D Common Stock and both the exercise price and the number of shares of Class C/D Common Stock underlying such options will be adjusted. On or following the consummation of the Transactions, the Company may enter into a new stock option plan. To the extent the Company makes any future equity awards in shares of or options for New Common Stock, holders of New Common Stock will be subject to dilution.

Capitalization

The following table sets forth, as of June 30, 2015, Affinion Holdings’ actual cash and cash equivalents and capitalization on a consolidated basis and as adjusted to give pro forma effect to the Transactions as if they had occurred on June 30, 2015. This table should be read in conjunction with the consolidated financial statements and the related notes thereto and the other financial information and management’s discussion and analysis of financial condition and results of operations.

Pro forma adjustments relating to the Exchange Offers are shown (i) assuming 100% participation by the holders of the Existing Holdings Notes and the Existing Investments Notes (“Maximum Participation”) and (ii) assuming only the minimum participation thresholds of 95% for the holders of the Existing Holdings Notes and 95% of the Existing Investments Notes (“Minimum Participation”) are met. In each case the pro forma adjustments assume all Existing Notes participating in the Exchange Offers are validly tendered at or prior to the Consent Time. For purposes of the presentation below, net cash proceeds from the Rights Offering are reflected as increasing the cash balance.

After giving pro forma effect to the Transactions, but prior to giving effect to the management equity incentive plan and 66,667 shares of New Common Stock to be issued in connection with the payment of professional fees, (i) assuming Maximum Participation, Affinion Holdings will have approximately 9,933,333 shares of New Common Stock outstanding and (ii) assuming Minimum Participation, Affinion Holdings will have approximately 9,560,833 shares of New Common Stock outstanding.

Affinion Holdings - Capitalization as of June 30, 2015	Historical	Pro Forma - Maximum Participation			Pro Forma - Minimum Participation
(in $ millions)		Exchange Offers Adjustments	Rights Offering Adjustments	Total Pro Forma	Exchange Offers Adjustments	Rights Offering Adjustments	Total Pro Forma
Cash and cash equivalents(1)	$60.0	$(9.5)	$104.5	$155.0	$(9.5)	$104.5	$155.0

Long-term debt (including current portion):
New International Notes	—	—	$110.0	$110.0	—	$110.0	$110.0
Revolving credit facility(2)	59.0	—	—	59.0	—	—	59.0
Term loan facility	1,190.3	—	—	1,190.3	—	—	1,190.3
AGI Senior Notes(3)	473.5	—	—	473.5	—	—	473.5
AGI Senior Sub Notes	2.6	—	—	2.6	—	—	2.6
Existing Investments Notes(4)	354.0	(354.0)	—	—	(336.3)	—	17.7
Existing Holdings Notes(5)	229.2	(229.2)	—	—	(217.7)	—	11.5
Holdings Senior Notes	32.2	—	—	32.2	—	—	32.2
Capital lease obligations	0.6	—	—	0.6	—	—	0.6

Total long-term debt, including current portion	$2,341.4	$(583.2)	$110.0	$1,868.2	$(554.0)	$110.0	$1,897.4

Total stockholder’s deficit	(1,912.6)	573.7	(5.5)	(1,344.4)	544.5	(5.5)	(1,373.6)

Total capitalization	$428.8	$(9.5)	$104.5	$523.8	$(9.5)	$104.5	$523.8

Current common shares outstanding(6)	129,845,730	(129,845,730)	—	—	(129,845,730)		—
New Common Equity(7)		7,516,667	2,483,333	10,000,000	7,144,167	2,483,333	9,627,500
Class C Common Stock(8)		522,807	—	522,807	503,202		506,711
Class D Common Stock(8)		550,323	—	550,323	529,686		533,380

(1)	Pro forma balance reflects $110.0 million of gross proceeds from rights offering less $5.5 million of backstop fees and $9.5 million of estimated professional fees and other transaction expenses.
(2)	Our borrowing availability under our $80.0 million revolving credit facility is reduced by $13.9 million of outstanding letters of credit. On June 30, 2015, we had $59.0 million of borrowings outstanding.
(3)	Balance shown net of unamortized discount of $1.5 million as of June 30, 2015.
(4)	Balance shown net of unamortized discount of $6.0 million as of June 30, 2015.
(5)	Balance shown net of unamortized discount of $13.6 million as of June 30, 2015.
(6)	Current common shares outstanding inclusive of approximately 58 million shares owned by the Apollo Funds, 17 million shares owned by General Atlantic, 10 million shares owned by current and former management and 45 million Series A Warrants that will be force exercised as part of the Transaction.
(7)	Exchange Offers Adjustments inclusive of New Common Stock issued for the payment of professional fees.
(8)	Amounts inclusive of shares underlying management options.

Risk Factors

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt, including payments of interest on, and principal of, the New International Notes.

We are a highly leveraged company and will continue to be a highly leveraged company following the Transactions. As of June 30, 2015, we had approximately $2.4 billion principal amount of outstanding indebtedness. Our annual debt service payment obligations, exclusive of capital lease obligations, require quarterly principal payments on Affinion Group’s first lien term loan equal to 1% per annum and annual required repayments based on excess cash flow. As of June 30, 2015, our estimated annual 2015 principal and interest payments on our debt will be approximately $225.6 million, which includes a $2.6 million principal payment due on October 15, 2015 on Affinion Group’s 11.5% Senior Subordinated Notes due 2015 (the “AGI 2006 Subordinated Notes”) and a $32.2 million principal payment due on November 15, 2015 on Affinion Holdings’ 11.625% Senior Notes due 2015 (the “Holdings 2010 Senior Notes”). Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations. If we are unable to meet our expenses, debt service obligations and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets and/or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations.

Our substantial indebtedness could have important consequences, including the following:

•	it may materially limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes, such as marketing expenditures;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, including indebtedness acquired in the Rights Offering, and will not be available for other purposes;

•	it may materially limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are more highly leveraged than some of our competitors, which may place us at a material competitive disadvantage and may have a negative impact on our ability to attract and retain clients;

•	it may make us more vulnerable to downturns in our business or the economy or requests from our clients and vendors for more favorable business terms;

•	it may materially restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

•	it may materially limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

All of the debt under the Credit Agreement is variable-rate debt, subject to a minimum LIBOR floor.

The terms of the Credit Agreement, the Existing Debt Agreements, the New International Indenture and the indenture governing the AGI Senior Notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The terms of the Credit Agreement, the Existing Debt Agreements, the New International Indenture and the indenture governing the AGI Senior Notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	sell preferred stock of a restricted subsidiary;

•	pay dividends and make other restricted payments (including payments of certain junior debt);

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, the Credit Agreement requires Affinion Group to maintain a maximum senior secured leverage ratio. As a result of these covenants, Affinion Group will be limited in the manner in which it conducts its business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

If we fail to comply with the covenants contained in the Credit Agreement, an event of default, if not cured or waived, could result under the Credit Agreement, and the lenders thereunder:

•	will not be required to lend any additional amounts to Affinion Group;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and could proceed against the collateral securing the Credit Agreement; and

•	could require Affinion Group to apply all of its available cash to repay these borrowings;

any of which could result in an event of default under the Existing Holdings Notes, the Existing Investments Notes, the New International Notes, the AGI Senior Notes and the AGI Subordinated Notes.

If the indebtedness under the Credit Agreement, the Existing Holdings Notes, the Existing Investments Notes, the New International Notes, the AGI Senior Notes or the AGI Subordinated Notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the Existing Debt Agreements, the New International Indenture, the indenture governing the AGI Senior Notes and the Credit Agreement contain restrictions on the applicable issuer’s ability and that of any of its subsidiaries to incur additional indebtedness. However, these restrictions are, or will be (as applicable), subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. As of June 30, 2015, we had $7.1 million available for additional borrowing under the revolving loan commitments under the Credit Agreement, after giving effect to $13.9 million of outstanding letters of credit. In addition, the covenants under our existing debt agreements would allow us to borrow a significant amount of additional debt. Among other exceptions, and before giving effect to the New International Notes, under the indenture for the AGI Senior Notes, Affinion Group has approximately $90 million of general debt basket availability (which may be secured) and approximately $25 million of foreign debt basket availability (which may be secured by assets of foreign subsidiaries) as of the date of the Offering Memorandum. Among other exceptions, under its Credit Agreement, Affinion Group has approximately $110 million of general debt basket availability (of which approximately $18 million may be secured on a junior basis) and approximately $50 million of foreign debt basket availability (which may be secured by assets of foreign subsidiaries) as of the date of the Offering Memorandum.

The more we become leveraged, the more we, and in turn our security holders, become exposed to the risks described above under “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt, including payments of interest on, and principal of, the New International Notes.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the New International Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay interest on, and principal of, the New International Notes and to satisfy our debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	the future availability of borrowings under the Credit Agreement, the availability of which depends on, among other things, Affinion Group complying with the covenants in the Credit Agreement.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under the Credit Agreement or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay marketing spend and/or capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the New International Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, the terms of existing or future debt agreements, including the Credit Agreement, the Existing Debt Agreements, the New International Indenture and the indenture governing the AGI Senior Notes may restrict us from adopting some of these alternatives. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations and/or reduce or delay marketing spend and/or capital expenditures to meet our debt service and other obligations. In the case of dispositions, we may not be able to consummate them for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Furthermore, none of our equityholders, including the Apollo Funds, General Atlantic, the holders of warrants and their respective affiliates, have any continuing obligation to provide us with debt or equity financing.

The New International Notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The New International Notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries that are not guaranteeing the New International Notes. The New International Notes will not be guaranteed by certain of our non-U.S. subsidiaries and U.S. subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the New International Notes, or to make any funds available to pay those amounts, whether by dividends, loans, distributions or other payments. In the twelve month period ended June 30, 2015, subsidiaries that are not guaranteeing the New International Notes contributed $147 million and $(33) million to our net revenues and Segment EBITDA, respectively, and as of June 30, 2015 held $158 million, or 15.8%, of our total assets. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. Any right that Affinion International or the Guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of New International Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. At June 30, 2015, the non-guarantor subsidiaries had approximately $688 million of liabilities, including trade payables and the Existing Investments Notes but excluding unsecured intercompany borrowings. Our subsidiaries that are not Guarantors accounted for approximately $155 million, or 12.5%, of our net revenues for fiscal year 2014 and approximately $158 million, or 15.8%, of our total assets as of June 30, 2015.

Affinion Holdings is a holding company with no direct operations and no significant assets other than the direct and indirect ownership of its subsidiaries and all of its net revenues are earned by its direct and indirect subsidiaries. Affinion Holdings’ ability to service its indebtedness depends upon the performance of these subsidiaries and their ability to make distributions.

Affinion Holdings is a holding company and all of its operations are conducted by its subsidiaries. Therefore, Affinion Holdings’ cash flows and its ability to service indebtedness will be dependent upon cash dividends and distributions or other transfers from its subsidiaries. Payments to Affinion Holdings by its subsidiaries will be contingent upon its subsidiaries’ earnings.

The terms of the Credit Agreement and the terms of the Existing Debt Agreements, the New International Indenture and the indenture governing the AGI Senior Notes each significantly restrict Affinion Holdings’ subsidiaries from paying dividends and otherwise transferring assets to Affinion Holdings. The terms of each of those debt instruments provide Affinion Holdings with “baskets” that can be used to make certain types of “restricted payments,” including dividends or other distributions to Affinion Holdings. The terms of any future indebtedness incurred by Affinion Holdings or any of its subsidiaries may include additional restrictions on their ability to make funds available to Affinion Holdings, which may be more restrictive than those contained in the terms of the Credit Agreement, the Existing Debt Agreements, the New International Indenture and the indenture governing the AGI Senior Notes.

Affinion Holdings’ subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay amounts due under Affinion Holdings’ indebtedness or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

We have historically experienced net losses and negative working capital.

Since the consummation on October 17, 2005 of the acquisition (the “Acquisition”) by Affinion Group of Affinion Group, LLC (known as Cendant Marketing Group, LLC prior to the consummation of the Acquisition) and Affinion International Holdings Limited (known as Cendant International Holdings Limited prior to the consummation of the Acquisition), we have had a history of net losses and negative working capital. For the years ended December 31, 2014, 2013 and 2012, we had net losses attributable to us of $428.7 million, $135.5 million and $139.6 million, respectively. For the six months ended June 30, 2015, we had a net loss attributable to us of $63.3 million. We cannot assure you that we will not continue to report net losses in future periods. Our working capital deficit as of December 31, 2014, 2013 and 2012 was $192.2 million, $138.4 million and $111.9 million, respectively.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes will be limited.

The Affinion Group has substantial “net operating losses” for U.S. federal income taxes. As of our taxable year ended December 31, 2014, we had $1,060,000,000 of “net operating losses.” In general, we would expect our “net operating losses” to reduce our cash taxes in the future. However, the consummation of the Exchange Offers and the Rights Offering will result in an “ownership change” for the Affinion Group pursuant to Section 382 of the Internal Revenue Code. This will substantially limit our ability to use our pre-change net operating loss carryforwards (including those attributable to the Acquisition) and certain other pre-change tax attributes to offset our post-change income. Similar rules and limitations may apply for state tax purposes as well. Further, if we undergo an “ownership change” in the future, we could experience additional limitations on our ability to utilize our “net operating losses” and other attributes.

We provide periodic reports as a “voluntary filer” pursuant to our contractual obligations in the Existing Debt Agreements and the indenture governing the AGI Senior Notes, which contractual obligations may be amended without your consent.

Our obligation to file periodic reports pursuant to Section 15(d) of the Exchange Act was automatically terminated when the Holdings 2010 Senior Notes were held by fewer than 300 persons on January 1, 2014 and the Existing Notes have not been, and are not required to be, registered under the Securities Act. Notwithstanding this automatic suspension of our reporting obligations pursuant to Section 15(d) of the Exchange Act, we intend to continue filing periodic reports with the SEC and to provide holders of the AGI Senior Notes and the New International Notes with copies of any filed reports as a “voluntary filer” in compliance with the indenture governing the AGI Senior Notes and the New International Indenture. Affinion Investments and Affinion International do not separately file reports with the SEC, but information about Affinion Investments and Affinion International are included in the reports filed by Affinion Holdings. We expect that such periodic reports filed by us as a voluntary filer will comply fully with all applicable rules and regulations of the SEC. However, we could eliminate the periodic reporting covenant in the indenture governing the AGI Senior Notes and the New International Notes with the consent of the holders of at least a majority of the AGI Senior Notes and the New International Notes, respectively, in which case we would no longer be obligated to file periodic reports with the SEC and may cease doing so.

We must replace the clients, including marketing partners, and customers we lose in the ordinary course of business and if we fail to do so our revenue may decline and our client and customer base will decline, resulting in material adverse effects to our financial condition.

We lose a substantial number of our customers each year in the ordinary course of business. The loss of clients, including marketing partners, or customers has occurred historically, and in the future may occur, due to numerous factors, including:

•	changing customer preferences;

•	competitive price pressures;

•	general economic conditions;

•	customer dissatisfaction;

•	credit or debit card holder turnover; and

•	client and customer turnover.

Further, we also have experienced a net loss of members and end-customers due to the regulatory issues at our financial institution marketing partners, which have and may continue to cause, such partners to cancel the membership of certain members and end-customers. Partially as a result of these factors, we have experienced a decline in our domestic membership customer base and domestic membership revenues, and we anticipate this trend will continue. Additionally, we expect to continue to see a net loss of members and end-customers as we continue our ongoing strategy to focus on overall profitability and generating higher revenue from each member rather than the size of our member base and as we increase our level of marketing investment with non-financial clients and in media where we have less response history from prior marketing efforts, which could result in lower overall consumer response and longevity than what we historically observed from our financial clients or through direct mail. Failure to obtain new customers who produce revenue at least equivalent to the revenue from the lost customers would result in a reduction in our revenue as well as a decrease in the number of our customers. Because of the large number of customers we need to replace each year, there can be no assurance that we can successfully replace them. In addition, even if we are successful in adding new customers to replace lost revenues, our profitability may still decline.

If we fail to implement our business strategy successfully, our financial performance could be harmed.

Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy is to pursue initiatives that maintain and enhance our position as a global leader in the designing, marketing and servicing of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of consumers with our marketing partners by creating and/or delivering valuable products and services that generate incremental loyalty and to focus on attractive opportunities that will increase our profitability and cash flows. We may not be able to implement our business strategy successfully or achieve the anticipated benefits. If we are unable to do so, our long-term growth, profitability and ability to service our debt may be materially adversely affected. Even if we are able to implement some or all of the key elements of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all. Implementation of our business strategy could also be affected by a number of factors beyond our control, such as legal developments, government regulation, general economic conditions or increased operating costs or expenses.

We derive a substantial amount of our revenue from the members and end-customers we obtain through only a few of our marketing partners. If one or more of our agreements with our marketing partners were to be terminated or expire, or one or more of our marketing partners were to reduce the marketing of our services, we would lose access to prospective members and end-customers and could lose sources of revenue.

We derive a substantial amount of our net revenue from the customers we obtain through only a few of our marketing partners. In 2014, we derived approximately 35% of our net revenues from members and end-customers we obtained through the 10 largest marketing partners of our more than 5,500 marketing partners.

Many of our key marketing partner relationships are governed by agreements that may be terminated at any time without cause by our marketing partners upon notice of as few as 90 days without penalty. Some of our agreements may be terminated at any time by our marketing partners upon notice of as few as 30 days without penalty. Our marketing partners are not subject to minimum marketing commitments that are material, individually or in the aggregate. Moreover, under many of these agreements, our marketing partners may cease or reduce their marketing of our services without terminating or breaching our agreements. Further, in the ordinary course of business, at any given time, one or more of our contracts with key marketing partners may be selected for bidding through a request for proposal process. As a result of the regulatory supervisory audits and inquiries of certain of our financial institution marketing partners, certain partners have terminated their agreements with us or ceased marketing our services to, or ceased billing, their customers. The loss of such marketing partners, the cessation of their marketing of our services or the billing of their customers or a decline in their businesses could have a material adverse effect on our future revenue from existing services of which such marketing partner’s customers are customers of ours and could adversely affect our ability to further market new or existing services through such marketing partner to prospective customers. There can be no assurance that more of our or other marketing partners will not terminate their relationship with us, cease or reduce their marketing of our services, cease the billing of their customers or suffer a decline in their business. If other marketing partners terminate or do not renew their relationships with us and we are required to cease providing our services to, or cease billing, their customers, then we could lose significant sources of revenue and there can be no assurances that we will be able to replace such lost revenue, which could have a material adverse effect on our revenues and profitability.

Our typical membership products agreements with marketing partners provide that after termination of the contract we may continue to provide our services to existing members under the same economic arrangements that existed before termination. However, in some cases, our marketing partners have violated, and others may in the future nonetheless violate, their contractual obligations and cease facilitating the billing of such existing members. Under certain of our insurance products agreements, however, marketing partners may require us to cease providing services to existing customers after time periods ranging from 90 days to five years after termination of the agreement. Also, under agreements with our marketing partners for which we market under a wholesale arrangement and have not incurred any marketing expenditures, our marketing partners generally may require us to cease providing services to existing customers upon termination of the wholesale arrangement. Further, marketing partners under certain agreements also have required, and may continue to require, us to cease providing services to their customers under existing arrangements if the contract is terminated for material breach by us or due to a change in the law or regulations. If more of these marketing partners were to terminate our agreements with them, and require us to cease providing our services to, or cease billing, their customers, then we could continue to lose significant sources of revenue and there can be no assurances that we will be able to replace such lost revenue, which could have a material adverse effect on our revenues and profitability.

Our profitability depends on members and end-customers continuing their relationship with us. Increased loss of customers could impair our profitability.

We generally incur losses and negative cash flow during the initial year of an individual member or end-customer relationship, as compared to renewal years. This is due primarily to the fact that the costs associated with obtaining and servicing a new retail member and end-customer often exceed the fee paid to us for the initial year. In addition, we experience a higher percentage of cancellations during the initial membership period compared to renewal periods. Members and end-customers may cancel their arrangement at any time during the program period and, for our annual bill customers, we are typically obligated to refund the unused portion of their annual program fee. Additionally, an increase in cancellations of our members’ credit and debit cards by their card issuers as a result of payment delinquencies or for any other reason could result in a loss of members and end-customers and reduce our revenue and profitability. Accordingly, our profitability depends on recurring and sustained renewals and an increase in the loss of members or end-customers could result in a loss of significant revenues and reduce our profitability.

We depend on various third-party vendors to supply certain products and services that we market and to market certain of our products and services on our behalf. The failure of these vendors for any reason to provide these products or services or market these products and services in accordance with our requirements could result in customer dissatisfaction, expose us to increased liability and harm our business, financial condition and reputation.

We depend on various third-party vendors, including travel and hospitality suppliers, credit content providers, and insurance carriers, to supply the products and services that we market, and the quality of service they provide is not entirely within our control. If any third-party vendor were to cease operations, or terminate, breach or not renew its contract with us, we may not be able to substitute a comparable third-party vendor on a timely basis or on terms as favorable to us. Additionally, if any third party vendor suffers interruptions, delays or quality problems, it could result in negative publicity and customer dissatisfaction which could reduce our revenues and profitability. With respect to the insurance programs that we offer, we are dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals and maintain compliance with insurance regulations. If such carriers do not obtain appropriate state regulatory approvals or comply with such changing regulations, we may be required to use an alternative carrier or change our insurance products or cease marketing certain insurance related products in certain states, as a result of which our revenue and profitability could be adversely affected. If we are required to use an alternative insurance carrier or change our insurance related products, it may materially increase the time required to bring an insurance related product to market. As we are generally obligated to continue providing our products and services to our customers even if we lose a third-party vendor, any disruption in our product offerings could harm our reputation and result in customer dissatisfaction.

Furthermore, we utilize third-party vendors to market certain of our products and services on our behalf. The failure of any of our third party vendors to satisfy our contractual or other requirements, including the failure to comply with applicable laws or regulations, could subject us to private lawsuits or governmental investigations or proceedings, may result in our liability for damages and fines, and/or harm our reputation. If any third party vendor marketing our products and services on our behalf suffers interruptions, delays or quality problems, it could reduce our revenues and profitability.

With respect to both vendors that supply certain products and services and vendors that market certain of our products and services, replacing existing third-party vendors with more expensive third-party vendors could increase our costs and reduce our profitability. Additionally, if third-party vendors increase their prices for their services, it would increase our costs and could result in a reduction of our profitability.

We depend, in part, on payment processors to obtain payments for us. If our payment processors are interrupted or negatively affected in any way it could result in delays in collecting payments or loss of future business and negatively impact our revenues and profitability.

We depend, in part, on payment processors to obtain payments for us. The payment processors operate pursuant to agreements that may be terminated with limited prior notice. In the event a payment processor ceases operations or terminates its agreement with us, there can be no assurance a replacement payment processor could be retained on a timely basis, if at all. Any service interruptions, delays or quality problems could result in delays in our collection of payments, which would reduce our revenues and profitability. Changes to the Visa and MasterCard Rules, the American Express Rules, or other rules and regulations governing card issuers or our marketing partners that negatively impact payment processors’ operations or ability to obtain payments for us, could adversely affect our revenues and profitability. Further, to the extent payment processors or issuing banks suffer a loss of revenues or business as a result of internal policy changes or any future enacted regulations or legislation, our revenues and profitability may be adversely affected.

The increase in the share of monthly payment programs in our program mix may adversely affect our cash flows.

We have traditionally marketed membership programs which have up-front annual membership fees. However, over the last six years, we expanded our marketing of membership programs for which membership fees are payable in monthly installments. In excess of 95% of our domestic new member and end-customer enrollments for the six months ended June 30, 2015 were in monthly payment programs. Our increased emphasis on monthly payment programs adversely affects our cash flow in the short term because the membership fee is collected over the course of the year rather than at the beginning of the membership term as with annual billing.

We have experienced recent declines in our Adjusted EBITDA and may be unable to achieve annual Adjusted EBITDA growth in future periods.

In 2014, we experienced a decline in our Adjusted EBITDA compared to 2013. We may not be able to achieve annual Adjusted EBITDA growth in future periods and our Adjusted EBITDA may continue to decline. A variety of risks and uncertainties could cause us to not achieve Adjusted EBITDA growth, including, among others, business, economic and competitive risks and uncertainties. In order to achieve Adjusted EBITDA growth in future periods, we must continue to implement our business strategy, achieve our target minimum returns on investment for our marketing expenditures, maintain or exceed the renewal rate and profitability of our customer base, retain key marketing partners and loyalty clients and expand those relationships, develop relationships with new key marketing partners and loyalty clients, grow our loyalty and international operations, and experience no material adverse developments that would impact our cost structure, or material adverse developments in the regulatory environment in which we operate, among other things. Accordingly, we cannot assure you that we will be able to achieve Adjusted EBITDA growth for any future period.

Increases in insurance claim costs will negatively impact the revenues and profitability of our Insurance business.

Our commission revenue from insurance programs is reported net of insurance cost. The major component of insurance cost represents claim costs, which are not within our control. While we seek to limit our exposure on any single insured and to recover a portion of benefits paid by ceding reinsurance to reinsurers, significant unfavorable claims experience will reduce our revenues and profitability.

Our business is highly competitive. We may be unable to compete effectively with other companies in our industry that have financial or other advantages and increased competition could lead to reduced market share, a decrease in margins and a decrease in revenue.

We believe that the principal competitive factors in our industry include the ability to identify, develop and offer innovative membership, insurance, package enhancement and loyalty programs, products and services, the quality and breadth of the programs, products and services offered, competitive pricing and in-house marketing expertise. Our competitors offer programs, products and services similar to, or which compete directly with, those offered by us. These competitors include, among others, Experian, Equifax, TransUnion, Intersections, Sisk, Epsilon, Assurant and Card Protection Plan. In addition, we could face competition if our current marketing partners were to develop and market their own in-house programs, products and services similar to ours. Furthermore, certain of our marketing partners (who may have greater financial resources and less debt than we do) have attempted, or are attempting, to market and/or provide certain competitive products to their customers, the marketing and servicing of which historically were provided by us.

Some of these existing and potential competitors have substantially larger customer bases and greater financial and other resources than we do. There can be no assurance that:

•	our competitors will not increase their emphasis on programs similar to those we offer;

•	our competitors will not provide programs comparable or superior to those we provide at lower costs to customers;

•	our competitors will not adapt more quickly than we do to evolving industry trends or changing market requirements;

•	new competitors will not enter the market; or

•	other businesses (including our current marketing partners) will not themselves introduce in-house programs similar to those we offer.

In order to compete effectively with all of these competitors, we must be able to provide superior programs and services at competitive prices. In addition, we must be able to adapt quickly to evolving industry trends, a changing market, and increased regulatory requirements. Our ability to grow our business may depend on our ability to develop new programs and services that generate consumer interest. Failure to do so could result in our competitors acquiring additional market share in areas of consumer interest. Any increase in competition could result in price reductions, reduced gross margin and loss of market share.

Additionally, because contracts between marketing partners and program providers are often exclusive with respect to a particular program, potential marketing partners may be prohibited for a period of time from contracting with us to promote a new program if the benefits and services included in our program are similar to, or overlap with, the programs and services provided by an existing program of a competitor.

Internationally, package programs similar to ours are offered by some of the largest financial institutions in Europe. As these banks attempt to increase their own net revenues and margins by offering such programs in-house, we have been required to significantly reduce our prices when our agreements with these financial institutions come up for renewal in order to remain competitive. This pricing pressure on our international package offerings may continue in the future, thereby lowering the contribution to our operating results from such programs in the future.

Our business is increasingly subject to U.S. and foreign government regulation, which could impede our ability to market and provide our programs and services and reduce our profitability.

We market our programs and services through various distribution media, including direct mail, point-of-sale marketing, telemarketing, online marketing and other methods. These media are regulated by state, federal and foreign laws and we believe that these media will be subject to increasing regulation. Such regulation may limit our ability to solicit or sign up new customers or to provide products or services to existing customers.

Our U.S. programs and services are subject to extensive regulation and oversight by the Federal Trade Commission (“FTC”), the Federal Communications Commission (“FCC”), the Consumer Financial Protection Bureau (“CFPB”), state attorneys general and/or other state regulatory agencies, including state insurance regulators. Our programs and services involve the use of non-public personal information that is subject to federal consumer privacy laws, such as the Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act, and various state laws governing consumer privacy, such as California’s SB 1, SB 1386 and others. Additionally, telemarketing related to our programs and services is subject to federal and state telemarketing regulations, including the FTC’s Telemarketing Sales Rule, the FCC’s Telephone Consumer Protection Act and related regulations, as well as various state telemarketing laws and regulations. Furthermore, our insurance products are subject to various state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance programs. Our travel products and services are subject to regulation by the U.S. Department of Transportation, as well as other U.S. laws and regulations governing the offer and sale thereof. The gift cards that we provide to our clients, their customers and members are subject to the Credit Card Accountability Responsibility and Disclosure Act of 2009 and similar state laws, which contain specific disclosure requirements, prohibitions or limitations on the use of expiration dates and the ability to impose certain fees. Additional federal or state laws, including subsequent amendments to existing laws, could impede our ability to market and/or provide our programs and services and reduce our revenues and profitability.

Similarly our operations in the European Economic Area are also often subject to strict regulation and oversight by regulatory agencies, including the Financial Conduct Authority (“FCA”) in the U.K. These laws include, in particular, restrictions on our insurance intermediary activities as a regulated financial service requiring prior authorization and adherence to various rules on management and controls, documentation, complaints handling, minimum financial resources and the contracting process with consumers. In addition, our European and international business, as a whole, is subject to regulation including data protection legislation requiring notification and obtaining consent for certain marketing limitations on the transfer of personal data from and within the European Economic Area and advertising rules regarding the content of marketing. “Distance selling” information and cancellation rules must also be followed in the European Union and other international countries when we contract with consumers at a distance including via post, phone, email, text or website. In the latter case, electronic commerce rules also come into play. In the European Union, these distance selling and e-commerce rules had to be implemented by each member state no later than June 13, 2014, and which include requirements regarding the purchase of goods and services on the internet or by phone. Some of our products in the U.K. also involve the provision of services classified as consumer credit and therefore require additional licenses to be applied for and maintained. Additionally, individuals in the U.K. and other European countries have rights to prevent direct marketing to them by telephone, fax or email. Other rules to which we are subject in the European Economic Area include restrictions on what are considered to be unfair or misleading commercial practices and general rules on providing services involving information and basic complaint handling rules to be followed. While many of these rules are based on European Directives, different member states have varying implementation and enforcement approaches which can be difficult to navigate. New rules or changes in existing ones at a European or Member State level in countries where we operate could restrict our current practices resulting in a reduction in our revenues and profitability.

Our global operations are also subject to trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. These trade sanctions generally prohibit U.S. persons, including our controlled international subsidiaries, from engaging in certain types of transactions, such as travel bookings, with designated foreign countries, nationals, organizations, and others, which prohibitions may conflict with laws of other jurisdictions in which we operate. We are also subject to U.S. and international anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other laws in other jurisdictions that prohibit the making, receiving or offering of improper payments or other benefits for the purpose of influencing decisions, obtaining or retaining business, or obtaining preferential treatment and require us to maintain adequate record-keeping and internal controls to ensure that our books and records accurately reflect our transactions. We have implemented policies, training and compliance programs designed to prevent such prohibited practices and transactions, as well as detect such prohibited practices and transactions if they were to occur. However, there can be no assurance that our policies, training and compliance programs will effectively prevent violation of such laws and regulations. Any such violation may subject us to criminal and/or civil penalties, prohibit or limit the conduct of our business in such jurisdictions, and/or disrupt our operations as we develop new compliance procedures, any of which could adversely affect our business, our reputation and our profitability.

Some of our products, including our insurance products, require us to apply for, renew, and maintain licenses issued by state, federal or foreign regulatory authorities. Such regulatory authorities have relatively broad discretion to grant, renew and revoke such licenses. Accordingly, any failure by us to comply with the then current licensing requirements, which may include any determination of financial instability by such regulatory authorities, could result in such regulators denying our initial or renewal applications for such licenses, modifying the terms of licenses or revoking licenses we currently possess, which could severely inhibit our ability to market and/or provide these products.

Our marketing partners are subject to a wide variety of federal, state and foreign laws and regulations, including banking, insurance and privacy laws and supervisory audits and inquiries. Changes in the laws or regulations applicable to our marketing partners or the failure of our marketing partners to comply with such laws and regulations or the outcome of supervisory audits and inquiries have resulted in some of our financial institution marketing partners terminating, and may cause others in the future to terminate, their contracts with us, to cease facilitating payment processing or to cease marketing our services to their members or end-consumers, all of which could have a material adverse impact on our business. In addition, our marketing partners are subject to various federal and state consumer protection laws designed to ensure that consumers are protected from unfair and deceptive marketing practices. Moreover, our financial institution marketing partners are subject to oversight by the Office of the Comptroller of the Currency (the “OCC”), Federal Deposit Insurance Corporation, the CFPB and the FCA as described below. Pursuant to such oversight, the financial institutions are required to oversee their service providers, vendors or products sold to customers of such financial institutions. As a result, our financial institution marketing partners may impose requirements and processes that could impede our ability to market our programs and services and reduce our revenues and profitability.

The enactment of the Dodd Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder, including those implemented by the CFPB, have imposed additional reporting, supervisory and regulatory requirements on, as well as resulted in inquiries of, us and our marketing partners. In addition, the CFPB or other bank oversight federal agencies, such as the OCC and FCA, have issued and may continue to issue rulings or findings or enter into a settlement or consent orders with one or more of our financial institution marketing partners that relate to the products or services we provide to such financial institution, which could adversely affect our marketing with those marketing partners or require changes to our products or services to consumers and could have a material adverse effect on our business, financial condition and results of operations. Moreover, other financial institutions may view such existing or future rulings, findings, settlements or consent orders as imposing a standard they will comply with. As a result of these regulations, supervisory audits and inquiries, settlements and consent orders, certain financial institution marketing partners have, and others could, delay or cease marketing with us, terminate their agreements with us, require us to cease providing services to members or end-consumers, or require changes to our products or services to consumers that could have a material adverse effect on our business, financial condition and results of operations. In addition, even an inadvertent failure to comply with these laws and regulations, as well as rapidly evolving expected standards, could adversely affect our business or our reputation.

Compliance with these federal, state and foreign regulations is generally our responsibility, and we could be subject to a variety of enforcement and/or private actions for any failure to comply with such regulations. Consumer complaints with respect to our industry have resulted in, and may in the future result in, state, federal and foreign regulatory and other investigations. Any changes to applicable regulations could materially increase our compliance costs. The risk of our noncompliance with any rules and regulations enforced by a federal or state consumer protection authority or an enforcement agency in a foreign jurisdiction may subject us (and in some cases our management) to fines, consumer restitution, or various forms of civil or criminal prosecution, any of which could impede our ability to market our programs and services and reduce our revenues and profitability. Certain types of noncompliance may also result in giving our marketing partners the right to terminate certain of our contracts or assert claims under our contracts. Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with customers, and our industry is susceptible to peremptory charges by the media and others of regulatory noncompliance and unfair dealing. For further discussion of current legal and regulatory actions against us, see “—We are subject to legal actions and governmental investigations that could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation.”

Over the past several years, there has also been proposed legislation in several states and the European Economic Area that may impact our business. For example, various state insurance commissions are reviewing the various health insurance model acts and regulations, which could change the manner in which certain supplemental insurance products may be offered to consumers. Several bills also have been proposed in Congress that could restrict the collection and dissemination of personal information for marketing purposes. If such legislation is passed in one or more states or by Congress, it could impede our ability to market our programs and services and reduce our revenues and profitability. Legislation relating to consumer privacy may also affect our ability to collect data that we use in providing our services, which, among other things, could negatively affect our ability to satisfy our clients’ needs.

We are subject to legal actions and governmental investigations that could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation.

We are, or have been, involved in claims, legal proceedings and state, federal and foreign governmental inquiries related to employment matters, contract disputes, business and marketing practices, trademark and copyright infringement claims and other commercial matters. Additionally, certain of our marketing partners have become, and others may become, involved in legal proceedings or governmental inquiries relating to our products or marketing practices. As a result, we may be subject to indemnification obligations under our marketing agreements. For example, on April 7, 2014 and April 9, 2014, Bank of America, N.A. and FIA Card Services, N.A. entered into consent orders (the “OCC and CFPB Consent Orders”) with the OCC and the CFPB, respectively, relating to their credit protection products and identity theft protection products (which included certain of our identity theft protection products). On April 18, 2014, Bank of America, N.A. and FIA Card Services, N.A. notified us that they have commenced an arbitration proceeding against us seeking, among other things, indemnification for losses, costs, and liabilities that Bank of America and FIA Card Services, N.A. incurred relating to our identity theft protection products that were the subject of the OCC and CFPB Consent Orders, which losses include customer refunds and reasonable attorneys’ fees and expenses.

The Company has received in the past, and may receive in the future, inquiries from numerous state attorneys general and U.S. federal agencies and U.K. regulatory agencies relating to the marketing of its membership programs and its compliance with consumer protection statutes. The Company responded to these regulatory bodies’ requests for documents and information and is in active discussions with them regarding their investigations and, in some cases, the resolution of these matters. For example, in September 2014, the Company received a Notice and Opportunity to Respond and Advise (“NORA”) letter indicating that the CFPB was considering taking legal action against the Company for violations of Sections 1031 and 1036 of the Consumer Financial Protection Act relating to the Company’s identity theft protection products. In July 2015, the Company entered into a Stipulated Final Judgment and Order (“Consent Order”) settling allegations regarding unfair billing practices related to certain of the Company’s protection products and deceptive retention practices related to these same products. The Consent Order is subject to court approval, which the Company expects to occur in October 2015. The Consent Order required a payment by the Company of $1.9 million to the CFPB’s civil penalty fund and approximately $6.75 million in consumer restitution, as well as injunctive provisions against the Company related to certain of its billing and retention practices, which are not expected to have a material effect on the Company. By way of further example, in January 2015, following voluntary discussions with the FCA, Affinion International Limited (“AIL”), one of our U.K. subsidiaries, and 11 U.K. retail banks and credit card issuers, announced a proposed joint arrangement, which is allowing eligible consumers to make claims for compensation in relation to a discontinued benefit in one of AIL’s products. The proposed arrangement has been approved by a majority of affected consumers who voted at a creditors’ meeting held on June 30, 2015, and has also been approved by the High Court in London on July 9, 2015. The proposed arrangement, which will not result in the imposition of any fines on AIL or the Company, became effective on August 17, 2015 and customers affected are now able to submit their claims until March 18, 2016 (and in exceptional circumstances, until September 18, 2016). Based on the information currently available, the Company has recorded an estimated liability that represents potential consumers’ refunds to be paid by the Company as part of such arrangement. Settlement or other final resolution of other such governmental regulatory matters may include payment by the Company of the costs of the investigation, restitution to consumers and injunctive relief. For example, as reported in our Current Report on Form 8-K filed with the SEC on October 10, 2013, we entered into a settlement agreement with 47 state attorneys general with respect to the legacy marketing practices in our membership business known as “online data pass” and “live-check marketing.”

While we cannot predict the outcome of pending suits, claims, investigations and inquiries, the cost of responding to and defending such suits, as well as the ultimate resolution of any of these matters, could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation and otherwise have a material effect on our business, financial condition and results of operations. There can be no assurance that our accruals for legal actions or governmental investigations will be sufficient to satisfy all related claims and expenses.

We rely on our marketing partners to provide limited customer information to us for certain marketing purposes and to approve our marketing materials. If our marketing partners make significant changes to the materials that decrease results or if they limit the information that they provide to us, our ability to generate new customers may be adversely affected.

Certain of our marketing efforts depend in part on certain limited customer information being made available to us by our marketing partners. There can be no assurance that our marketing partners will, or will be able to, continue to provide us with the use of such customer information.

Our marketing efforts are largely dependent on obtaining approval of the solicitation materials from our marketing partners. We market our programs and services based on tested marketing materials, and any significant changes to those materials that are required by our marketing partners could negatively affect our results. The material terms of each marketing campaign must be mutually agreed upon by the parties. There can be no assurance that we will obtain approvals of our marketing materials from our marketing partners, and the failure to do so could impede our ability to market our programs and services, result in a loss of members and end-customers, and reduce our revenues and profitability.

A significant portion of our business is conducted with financial institution marketing partners. A prolonged downturn in the financial institution industry may have an adverse impact on our business.

Our future success is dependent on continued demand for our programs and services within our marketing partners’ industries. In particular, the customers of our financial institution marketing partners accounted for a significant amount of our members and end-customers and revenues in 2014. A significant and prolonged downturn in the financial institution industry, or the continued trend in that industry to reduce or eliminate its use of our programs, products and services, could result in a further loss of members and end-customers and could continue to reduce our revenues and profitability. Additionally, our financial institution marketing partners are subject to extensive regulations, such as Dodd-Frank. The Dodd-Frank regulatory framework included the creation of the CFPB which has the authority to regulate all consumer financial products sold by banks and non-bank companies. These regulations have subjected our financial institution marketing partners to increased regulatory oversight and scrutiny regarding their compliance with consumer laws and regulations that could adversely affect our business, financial condition and results of operations. In addition, even an inadvertent failure of our financial institution marketing partners to comply with these laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could adversely affect our business or our reputation.

We may lose members or end-customers and significant revenue if we reduce our planned expenditures to grow our business, our existing services become obsolete, or if we fail to introduce new services with broad consumer appeal or fail to do so in a timely or cost-effective manner.

Our growth depends upon investing in our business. Although revenue from our existing customer base has historically generated approximately 80% of our next twelve months net revenue, we cannot assure you that this will continue. Accordingly, our growth will depend on our developing and successfully introducing new products and services that generate member and end-customer interest. Our failure to invest in our business, introduce these products or services or to develop new products or services, or the introduction or announcement of new products or services by competitors, could render our existing offerings non-competitive or obsolete. There can be no assurance that we will be successful in developing or introducing new products and services. Our failure to develop, introduce or expand our products and services or to make other investments in our business, such as marketing or capital expenditures, could result in a material loss of members and end-customers and materially reduce our revenues, cash flow from operations and profitability.

We have recently recorded a significant impairment to goodwill and may record future impairment charges that could materially adversely impact our consolidated financial statements.

We perform our annual impairment assessment of goodwill as of December 1, or more frequently if impairment indicators exist. We determine the estimated fair value of each reporting unit utilizing a combination of the income and market approaches and incorporate assumptions that we believe marketplace participants would utilize. Based on the impairment test, which utilized a combination of the income and market approaches and incorporated assumptions that we believe marketplace participants would utilize to determine the fair value of our Membership Products segment, we recorded an impairment loss during the fourth quarter of 2014 of $292.4 million, representing approximately 76.6% of the goodwill ascribed to our Membership Products segment.

We have experienced a net loss of members and end-customers due to the regulatory issues at our financial institution marketing partners and we anticipate this trend will continue. We may not be successful in adding new members from our large financial institutional marketing partners or retail marketing partners as estimated, or even if we do add new members as estimated, that such new members will be as profitable as estimated. To the extent that net revenues in our Membership Products segment continue to deteriorate in the near future, or we do not meet our expected performance in our Membership Products segment or our other reporting units, additional goodwill impairment charges may be required in future periods. If we are required to record additional impairment charges in the future, this could have a material adverse impact on our consolidated financial statements.

Our failure to protect private data could damage our reputation and cause us to expend capital and other resources to protect against future security breaches.

Certain of our services are based upon the collection, distribution and protection of sensitive private data. Such data is maintained by the Company, as well as by certain of our third-party vendors that provide components for our products and services or assist in the billing for membership programs. Although we maintain a global risk management program to minimize the risks of a data breach, including conducting periodic audits of the security risk programs of our third-party vendors, unauthorized users might access or disrupt that data, and human error or technological failures might cause the wrongful dissemination or disruption of that data. If we experience a security breach, the integrity of certain of our services may be affected and such a breach could violate certain of our marketing partner agreements. We have incurred, and may incur in the future, significant costs to protect against the threat of a security breach. Although we maintain insurance coverage for certain computer network security and privacy-related risks, we may also incur significant costs to alleviate problems that may be caused by future breaches. Any breach or perceived breach could subject us to legal claims from marketing partners or customers under laws (such as California’s SB 1386 and regulations promulgated by the FCA and European data protection regimes) that govern breaches of electronic data systems containing non-public personal information. There is no assurance that we would prevail in such litigation. Moreover, any public perception that we have engaged in the unauthorized release of, or have failed to adequately protect, private information could adversely affect our ability to attract and retain marketing partners, members and end-customers. In addition, unauthorized third parties might alter information in our databases, which would adversely affect both our ability to market our services and the credibility of our information.

Our success and growth depends to a significant degree upon intellectual property rights.

We have a significant intellectual property portfolio and have allocated considerable resources toward intellectual property maintenance, prosecution and enforcement. We may be unable to deter infringement or misappropriation of our data and other proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Any unauthorized use of our intellectual property could make it more expensive for us to do business and consequently harm our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be successfully challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies. We also license patent rights from third parties. To the extent that such third parties cannot protect and enforce the patents underlying such licenses or, to the extent such licenses are cancelled or not renewed, our competitive position and business prospects may be harmed.

We could face patent infringement claims from our competitors or others alleging that our processes or programs infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to (1) incur significant costs to license the use of proprietary technology, (2) change our processes or programs or (3) stop using certain technologies or offering the infringing program entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other programs that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages, impede our ability to market or provide existing programs or create new programs, reduce our revenues and profitability and damage our reputation.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark, or copyright protection. We also rely upon unpatented proprietary expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached and may not provide meaningful protection for our trade secrets or proprietary expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary expertise and methods could jeopardize our critical intellectual property, which could give our competitors an advantage in the marketplace, reduce our revenues and profitability and damage our reputation.

Our business is highly dependent on our existing computer, billing, communications and other technological systems. Any temporary or permanent loss of any of our systems could have a negative effect on our business, financial condition and results of operations.

Our business depends upon ongoing investments in advanced computer database and telecommunications technology as well as our ability to protect our telecommunications and information technology systems against damage or system interruptions from natural disasters, technical failures and other events beyond our control. In order to compete effectively and to meet our marketing partners’ and customers’ needs, we must maintain our systems as well as invest in improved technology. A temporary or permanent loss of any of our systems or networks could cause significant damage to our reputation and could result in a loss of revenue.

In addition, we receive data electronically, and this delivery method is susceptible to damage, delay or inaccuracy. A significant portion of our business involves telephonic customer service as well as mailings, both of which depend upon the data generated from our computer systems. Unanticipated problems with our telecommunications and information technology systems may result in a significant system outage or data loss, which could interrupt our operations. Our infrastructure may also be vulnerable to computer viruses, hackers or other disruptions entering our systems from the credit reporting agencies, our marketing partners and members and end-customers or other authorized or unauthorized sources. Any damage to our telecommunications and information technology systems, failure of communication links or other loss that causes interruption in, or damage to, our operations could impede our ability to market our programs and services, result in a loss of members and end-customers and reduce our revenues and profitability.

If we are unable to meet the rapid changes in technology, our services and proprietary technology and systems may become obsolete.

Due to the cost and management time required to introduce new services and enhancements, we may not be able to respond in a timely manner to avoid becoming uncompetitive. To remain competitive, we must meet the challenges of the introduction by our competitors of new services using new technologies or the introduction of new industry standards and practices. Additionally, the vendors we use to support our technology may not provide the level of service we expect or may not be able to provide their product or service on commercially reasonable terms or at all.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could adversely affect our business.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could increase our costs and expenses and reduce our profitability.

We market and service our programs by various means, including through mail and via telephone. Accordingly, our business is dependent on the postal and telephone services provided by the U.S. Postal Service and international postal service, and various local and long distance telephone companies. Any significant interruption of such services or any limitations in their ability to provide us with increased capacity could impede our ability to market our programs and services, result in a loss of members and end-customers and reduce our revenues and profitability. In addition, the U.S. Postal Service and international postal service increase rates periodically and significant increases in rates could adversely impact our business.

We may not realize anticipated benefits from recent or future acquisitions or have the ability to complete future acquisitions.

From time to time, we pursue acquisitions as a means of enhancing our scale and market share. In general, the success of our acquisition strategy will depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions. In addition, upon completion of an acquisition, we may encounter a variety of difficulties, including trouble integrating the acquired business into our operations, the possible defection of key employees or of a significant number of employees, the loss in value of acquired intangibles, the diversion of management’s attention and unanticipated problems or liabilities. These difficulties may adversely affect our ability to realize anticipated cost savings and revenue growth from our acquisitions. In addition, acquisitions we have made in the past such as Prospectiv Direct, Inc. and any future acquisitions may not be as accretive to our earnings as we expect or at all, and may negatively impact our results of operations through, among other things, the incurrence of debt to finance any acquisition, non-cash write-offs of goodwill or intangibles and increased amortization expenses in connection with intangible assets. Acquisition integration activities can also put further demands on management, which could negatively impact operating results.

We expect to realize cancellation of indebtedness income for tax purposes and may incur U.S. federal income tax liability as a result.

As a result of consummation of the Exchange Offers, we expect to realize cancellation of indebtedness income for tax purposes. Cancellation of indebtedness income may be excluded from taxable income, if, and to the extent, the relevant obligor is insolvent immediately before consummation of the Exchange Offers, in which case, certain tax attributes of Affinion Group will nonetheless be reduced. Even if the Exchange Offers give rise to taxable cancellation of indebtedness income, we believe that our net operating losses available to be carried forward as of the taxable year ended December 31, 2014, together with the losses we may recognize in 2015, will significantly reduce our tax liabilities resulting from the transaction, although we may incur federal alternative minimum tax liability in connection with the cancellation of indebtedness income.

Our international operations are subject to additional risks not encountered when doing business in the U.S., and our exposure to these risks will increase as we expand our international operations.

We have a limited history of conducting certain of our international operations, which involve risks that may not exist when doing business in the U.S. In order to achieve widespread acceptance in each country we enter, we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to consumer preferences, is a difficult task and our failure to do so could slow our growth in international markets.

In addition, we are subject to certain risks as a result of having international operations, and from having operations in multiple countries generally, including:

•	fluctuations in foreign currency exchange rates;

•	delays in the development of the Internet as a broadcast, advertising and commerce medium in overseas markets;

•	difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management systems infrastructure in various countries;

•	differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

•	preference of local populations for local providers;

•	restrictions on the withdrawal of non-U.S. investment and earnings, including potentially substantial tax liabilities if we repatriate any of the cash generated by our international operations back to the U.S.;

•	diminished ability to legally enforce our contractual rights;

•	currency exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes to tax laws or regulations in countries where our international businesses operate.

We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and consequently on our business, financial condition and results of operations.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Todd H. Siegel, our Chief Executive Officer, and other members of our senior management team to remain competitive in our industry. The loss of Mr. Siegel or any other member of our senior management team could have an adverse effect on us. There is a risk that we will not be able to retain or replace these key employees. All of our current executive officers are subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit the employees to terminate their employment.

Item 8.01.	Other Events.

On September 30, 2015, Affinion Holdings issued a press release announcing the commencement of the Exchange Offers, Consent Solicitations and Rights Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

99.1	Press Release issued by Affinion Group Holdings, Inc. dated September 30, 2015 announcing the commencement of the Exchange Offers, Consent Solicitations and Rights Offering

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP HOLDINGS, INC.

Date: September 30, 2015	By:	/s/ Gregory S. Miller
		Name:	Gregory S. Miller
		Title:	Executive Vice President and Chief Financial Officer

AFFINION GROUP, INC.

Date: September 30, 2015	By:	/s/ Gregory S. Miller
		Name:	Gregory S. Miller
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

99.1	Press Release issued by Affinion Group Holdings, Inc. dated September 30, 2015 announcing the commencement of the Exchange Offers, Consent Solicitations and Rights Offering